Exhibit 99.3

NOTICE TO READER
As of September 30, 2016, Klondex Mines Ltd. ("Klondex") determined that it no longer qualified as a "foreign private issuer" as such term is defined in Rule 405 under the Securities Act of 1933, which means that Klondex, as of January 1, 2017, has been required to comply with all of the periodic disclosure and current reporting requirements of the Securities Exchange Act of 1934 applicable to U.S. domestic issuers, such as Forms 10-K, 10-Q and 8-K, rather than the forms the Company has filed with the Securities and Exchange Commission ("SEC") in the past as a foreign private issuer, such as Forms 20-F and 6-K.
Klondex is accordingly now required to prepare its financial statements filed with the SEC in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). As required pursuant to section 4.3(4) of National Instrument 51-102 - Continuous Disclosure Obligations, Klondex must restate its interim financial reports for the fiscal year ended December 31, 2016 in accordance with U.S. GAAP, such interim financial reports having previously been prepared in accordance with the International Financial Reporting Standards.
The attached condensed consolidated financial statements (unaudited) for the three and nine months ended September 30, 2016 have been prepared in accordance with U.S. GAAP.

Condensed Consolidated Interim Financial Statements
(Unaudited)

Three and Nine Months Ended September 30, 2016
US GAAP

KLONDEX MINES LTD. CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS (US dollars in thousands) (Unaudited)

	Note	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents		$131,141	$59,097
Trade receivables		68	37
Inventories	4	21,629	16,070
Prepaid expenses and other	5	5,684	7,055
Derivative assets	10	88	1,466
Total current assets		158,610	83,725
Mineral properties, plant and equipment, net	6	146,108	86,582
Derivative assets	10	139	4,048
Restricted cash		9,980	12,078
Deferred tax assets		15,608	16,390
Revolver issuance costs	7	867	—
Total assets		$331,312	$202,823
Liabilities
Current liabilities
Accounts payable		$17,223	$12,635
Accrued compensation and benefits		3,841	2,508
Derivative liabilities	10	4,939	1,176
Debt	7	11,741	6,930
Provision for legal settlement	19	2,250	—
Income taxes payable		—	15
Total current liabilities		39,994	23,264
Derivative liabilities	10	861	1,599
Debt	7	20,422	18,887
Deferred share units liability	9	1,002	—
Asset retirement obligation	8	15,091	12,387
Deferred tax liabilities		4,426	3,580
Total liabilities		81,796	59,717
Shareholders' Equity
Unlimited common shares authorized, no par value; 146,623,006 and 139,440,413 issued and outstanding at September 30, 2016 and December 31, 2015, respectively		—	—
Additional paid-in capital		333,175	225,763
Accumulated deficit		(60,458)	(56,580)
Accumulated other comprehensive loss		(23,201)	(26,077)
Total shareholders' equity		249,516	143,106
Total liabilities and shareholders' equity		$331,312	$202,823

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

KLONDEX MINES LTD. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF (LOSS) INCOME (US dollars in thousands) (Unaudited)

		Three months ended September 30,		Nine months ended September 30,
	Note	2016	2015	2016	2015
Revenues		$55,641	$38,139	$142,075	$117,316
Cost of sales
Production costs		27,774	21,065	70,681	63,381
Depreciation and depletion		6,885	5,780	19,114	16,866
		20,982	11,294	52,280	37,069
Other operating expenses
General and administrative		4,837	3,540	11,435	9,317
Exploration		3,421	1,527	8,263	4,684
Development and projects costs		—	—	5,530	—
Asset retirement and accretion		256	220	755	648
Business acquisition costs		818	—	1,870	—
Provision for legal settlement	19	—	—	2,250	—
Loss on equipment disposal		105	—	109	352
Income from operations		11,545	6,007	22,068	22,068
Other income (expense)
(Loss) gain on derivatives, net	10	(1,297)	1,600	(15,578)	2,307
Interest expense, net	7	(1,218)	(2,008)	(3,949)	(6,129)
Foreign currency gain, net		328	5,936	(2,222)	12,387
Loss on debt extinguishment	7	—	(2,103)	—	(2,103)
Interest income and other, net		52	117	57	162
Income before tax		9,410	9,549	376	28,692
Income tax (expense)	14	(2,141)	(1,117)	(4,254)	(2,764)
Net (loss) income		$7,269	$8,432	$(3,878)	$25,928

Net (loss) income per share
Basic	15	$0.05	$0.06	$(0.03)	$0.20
Diluted	15	$0.05	$0.06	$(0.03)	$0.19

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

KLONDEX MINES LTD. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (US dollars in thousands) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net (loss) income	$7,269	$8,432	$(3,878)	$25,928
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments, net of tax (expense) benefits of $1,147 and $1,928 for the three months ended September 30, 2016 and 2015, respectively, and ($1,010) and $1,192 for the nine months ended September 30, 2016 and 2015 respectively	(3,264)	(5,487)	2,876	(11,205)
Comprehensive (loss) income	$4,005	$2,945	$(1,002)	$14,723

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

KLONDEX MINES LTD. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (US dollars in thousands) (Unaudited)

		Three months ended September 30,		Nine months ended September 30,
	Note	2016	2015	2016	2015
Operating activities
Net (loss) income		$7,269	$8,432	$(3,878)	$25,928
Significant items not involving cash
Depreciation and depletion		6,940	5,450	19,162	16,026
Asset retirement and accretion		256	220	755	648
Derivative fair value adjustments		(1,740)	(2,063)	8,477	(3,243)
Foreign exchange, net		(2,861)	(5,292)	(2,890)	(10,505)
Deferred tax expense		878	239	1,628	396
Share-based compensation	13	731	1,106	1,769	2,306
Deliveries under Gold Purchase Agreement(1)	7	(1,692)	(884)	(4,452)	(2,849)
Loss on equipment disposal		105	—	109	352
Write-off of unamortized debt issuance costs	7	—	1,533	—	1,533
Deferred share unit expense	9	1,007	—	1,007	—
Non-cash interest expense		144	—	144	—
Provision for legal settlement		—	—	2,250	—
		11,037	8,741	24,081	30,592
Changes in non-cash working capital
Trade receivables		76	—	(31)	(222)
Inventories		(2,613)	943	(6,051)	2,474
Prepaid expenses and other		1,942	1,889	1,766	(766)
Accounts payable		(1,344)	(707)	6,762	3,134
Accrued compensation and benefits		1,698	279	1,338	458
Income taxes payable		(11)	(246)	(15)	(299)
Net cash provided by operating activities		10,785	10,899	27,850	35,371
Investing activities
Expenditures on mineral properties, plant and equipment		(17,275)	(10,059)	(42,970)	(29,329)
Change in restricted cash, net		—	3,000	2,098	6,721
Cash paid for acquisitions		—	—	(20,000)	—
Net cash used in investing activities		(17,275)	(7,059)	(60,872)	(22,608)
Financing activities
Issuance of share capital, net of costs		100,874	20,451	105,643	23,786
Repayment of capital lease obligations	7	(110)	—	(364)	—
Payment of debt issuance costs	7	—	—	(832)	—
Repayment of principal on senior notes(2)		—	(17,577)	—	(19,196)
Net cash provided by financing activities		100,764	2,874	104,447	4,590
Effect of foreign exchange on cash balances		(10)	(918)	619	(2,550)
Net increase in cash		94,264	5,796	72,044	14,803
Cash, beginning of period		36,877	54,495	59,097	45,488
Cash, end of period		$131,141	$60,291	$131,141	$60,291
(1) Represents Revenue less Interest Expense attributable to the Gold Purchase Agreement.
(2) Repaid in full during the third quarter of 2015.
See Note 18. Supplemental cash flow information for additional details.

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

KLONDEX MINES LTD. CONDENSED CONSOLIDATED INTERIM STATEMENTS OF SHAREHOLDERS' EQUITY (US dollars in thousands, except shares) (Unaudited)

	Note	Common shares	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Balance at December 31, 2015		139,440,413	$225,763	$(56,580)	$(26,077)	$143,106
Share-based compensation expense		—	1,769	—	—	1,769
Option exercises		4,922,237	6,611	—	—	6,611
Warrant exercises		2,211,166	3,310	—	—	3,310
Common share awards forfeited		(62,499)	—	—	—	—
Restricted share unit vestings		111,689	—	—	—	—
Common shares issued net of issuance costs		—	95,722	—	—	95,722
Net loss		—	—	(3,878)	—	(3,878)
Foreign currency translation adjustments		—	—	—	2,876	2,876
Balance at September 30, 2016		146,623,006	$333,175	$(60,458)	$(23,201)	$249,516

The accompanying notes are an integral part of the unaudited condensed consolidated interim financial statements.

Klondex Mines Ltd.
Notes to Condensed Consolidated Interim Financial Statements
1. Basis of presentation
Klondex Mines Ltd. (the "Company" or "Klondex") is a gold and silver mining company focused on mining, exploration, development, and production in a safe, environmentally-responsible, and cost-effective manner. The Company was incorporated on August 25, 1971 under the laws of British Columbia, Canada. Gold and silver sales represent 100% of the Company's revenues and the market prices of gold and silver significantly impact its financial position, operating results, and cash flows. The Company principally operates in Nevada, USA and Manitoba, Canada.
Basis of presentation
The Company's unaudited Condensed Consolidated Interim Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"). All amounts are expressed and presented in thousands of United States dollars (unless otherwise noted) and references to "CDN$" refer to Canadian dollars.
Certain information and footnote disclosure required by US GAAP for complete annual financial statements have been omitted. Therefore, these unaudited Condensed Consolidated Interim Financial Statements should be read in conjunction with the Company's audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the United States Securities and Exchange Commission ("SEC").
Transition from IFRS to US GAAP
In previous years, the Company prepared its financial statements in accordance with International Financial Reporting Standards ("IFRS") as permitted by securities regulators in Canada, as well as in the United States under the status of a Foreign Private Issuer as defined by the SEC. At the end of the second quarter of 2016, the Company determined that it no longer qualified as a Foreign Private Issuer under the SEC rules. As a result, beginning January 1, 2017, among other things, the Company is required to: (1) report to the SEC on domestic forms and comply with domestic company rules in the United States and (2) prepare its Consolidated Financial Statements included in the Company's Annual Report on Form 10-K in accordance with US GAAP, which requires the retrospective application of such accounting principles to the Company's records since inception. Due to differences in accounting treatments between IFRS and US GAAP, amounts historically reported for the Company's financial position, operating results, and cash flows under IFRS changed from those which are currently reported under US GAAP. In conjunction with the transition, the Company is refiling the interim financial information included herein to comply with Canadian securities regulations.
Principles of consolidation
The unaudited Condensed Consolidated Interim Financial Statements include the accounts of Klondex Mines Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.
Use of estimates
The preparation of the unaudited Condensed Consolidated Interim Financial Statements requires management to make assumptions, estimates, and judgments that affect the amounts reported in these unaudited Condensed Consolidated Financial Statements and accompanying notes. In the opinion of management, these unaudited Condensed Consolidated Interim Financial Statements reflect all adjustments, consisting of normal and recurring adjustments, which are necessary to present fairly, in all material respects, the Company's financial position, operating results, and cash flows. The Company bases its estimates on historical experience and various assumptions that are believed to be reasonable at the time the estimate was made. Accordingly, actual results may differ from amounts estimated in these unaudited Condensed Consolidated Interim Financial Statements and such differences could be material. The amounts presented in these unaudited Condensed Consolidated Interim Financial Statements are not necessarily indicative of the results that may be expected for future years.
Significant accounting policies
There have been no changes to the Company's significant accounting policies as described in the Company's audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.
2. Recent accounting pronouncements
Recently adopted
In April 2015, the Financial Accounting Standards Board ("FASB") issued ASU No. 2015-03, "Interest - Imputation of Interest - Simplifying the Presentation of Debt Issuance Costs." ASU No. 2015-03 simplifies the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, which is consistent with the treatment of debt discounts. ASU No. 2015-03 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2015, which for the Company meant the first quarter of the year ending December 31, 2016. In August 2015, the FASB issued ASU No. 2015-15, "Interest - Imputation of Interest", which allows for debt issuance costs associated with line-of-credit arrangements to be presented as an asset with the debt issuance costs being amortized ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit. The Company has adopted ASU No. 2015-03 and ASU No. 2015-15, which other than presentation and disclosure changes, did not have a material impact on its unaudited Condensed Consolidated Interim Financial Statements.
In September 2015, the FASB issued ASU No. 2015-16, "Simplifying the Accounting for Measurement-Period Adjustments." ASU No. 2015-16 requires that an acquirer recognize adjustments to provisional amounts identified during the measurement-period in the reporting period in which the adjustments are determined. This eliminates the requirement for an acquirer to retrospectively adjust financial statements for measurement-period adjustments determined in periods after a business combination is consummated. ASU No. 2015-16 was effective for fiscal years, including interim periods within those years, beginning after December 15, 2015, which for the Company meant the first quarter of the year ending December 31, 2016. The Company has adopted ASU No. 2015-16, which other than presentation and disclosure changes, did not have a material impact on its unaudited Condensed Consolidated Interim Financial Statements.
In November 2015, the FASB issued ASU No. 2015-17 "Balance Sheet Classification of Deferred Taxes". ASU No. 2015-17 requires entities with classified balance sheets to report deferred tax assets and deferred tax liabilities as non-current. ASU No. 2015-17 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, which for the Company means the first quarter of the year ending December 31, 2017. The Company has early adopted ASU No. 2015-17, which other than presentation and disclosure changes, did not have a material impact on its unaudited Condensed Consolidated Interim Financial Statements.
Recently issued
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which has been amended several times. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures surrounding revenue recognition. ASU No. 2014-09 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. The Company has evaluated the impacts of ASU No. 2014-09 and does not expect it will have a material impact on its unaudited Condensed Consolidated Interim Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, "Leases." ASU No. 2016-02 requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations resulting from leases. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019 and for interim periods within fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact that ASU No. 2016-02 will have on its unaudited Condensed Consolidated Interim Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation - Improvements to Employee Share-Based Payment Accounting." ASU No. 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an accounting policy election for forfeitures, and classification on the statement of cash flows. ASU No. 2016-09 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, which for the Company means the first quarter of the year ending December 31, 2017. The Company is currently evaluating the impact that ASU No. 2016-09 will have on its unaudited Condensed Consolidated Interim Financial Statements.
In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments." ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, which for the Company means the first quarter of the year ending December 31, 2018. The Company is currently evaluating the impact that ASU No. 2016-15 will have on its unaudited Condensed Consolidated Interim Financial Statements.
3. Business combinations
True North acquisition
On January 22, 2016, the Company acquired the True North (formerly known as Rice Lake) mine and mill complex located near Bissett, Manitoba, Canada for $32.0 million (the "True North Acquisition"), which was carried out pursuant to the terms of an asset purchase agreement dated December 16, 2015 among Klondex Mines Ltd., its wholly-owned subsidiary, Klondex Canada Ltd. ("Klondex Canada") and the vendor, 7097914 Manitoba Ltd. (formerly Shoreline Gold Inc.). The purchase price of $32.0 million was satisfied by $20.0 million in cash paid at closing and $12.0 million in deferred payments in the form of a promissory note to the vendor with an annual interest rate of 4.0% (the "Promissory Note") (see Note 7. Debt).
The Company accounted for the True North Acquisition as a business combination and allocated the purchase consideration transferred to the fair value of identifiable assets and liabilities acquired, as shown below (in thousands):

Purchase consideration:	Note	Amount
Cash		$20,000
Promissory note(1)	7	11,100
		$31,100
Assets and liabilities acquired:
Mineral properties		$15,721
Facilities and equipment		16,870
Prepaid expenses and other		302
Asset retirement obligation	8	(1,793)
		$31,100
(1) The fair value of the $12.0 million Promissory Note (purchase consideration) was calculated at $11.1 million, resulting in a $0.9 million issuance discount.
4. Inventories
The following table provides the components of Inventories (in thousands):

	September 30, 2016	December 31, 2015
Supplies	$4,494	$3,290
Production related inventories:
Stockpiles	10,188	5,745
In-process	4,691	3,826
Doré finished goods	2,256	3,209
	$21,629	$16,070
As of September 30, 2016 and December 31, 2015, the Company's stockpiles, in-process, and doré finished goods inventories included approximately $1.4 million and $1.8 million, respectively, of capitalized non-cash depreciation and depletion costs.
5. Prepaid expenses and other
The following table provides the components of Prepaid expenses and other (in thousands):

	September 30, 2016	December 31, 2015
Prepaid taxes	$2,327	$5,085
Prepaid claim maintenance and land holding costs	847	589
Prepaid insurance	593	389
Utilities, rent, and service deposits	160	—
Other	1,757	992
	$5,684	$7,055

6. Mineral properties, plant and equipment, net
The following table provides the components of Mineral properties, plant and equipment, net (in thousands):

	September 30, 2016	December 31, 2015
Mineral properties	$58,400	$27,444
Facilities and equipment	77,640	57,439
Mine development	42,325	24,241
Land	3,432	2,253
Asset retirement cost assets(1)	1,551	1,551
Construction in progress	13,477	5,632
	196,825	118,560
Less: accumulated depreciation and depletion	(50,717)	(31,978)
	$146,108	$86,582
(1)Asset retirement cost assets relate to increases in asset retirement obligations at sites with proven and probable reserves.
Facilities and equipment included $1.4 million at September 30, 2016 and December 31, 2015 for the gross amount of mobile mine equipment acquired under capital lease obligations. Accumulated depreciation on such mobile mine equipment totaled $0.4 million and nil at September 30, 2016 and December 31, 2015, respectively.
7. Debt
The following table summarizes the components of Debt (in thousands):

	September 30, 2016	December 31, 2015
Debt, current:
Gold Purchase Agreement	$7,594	$6,490
Promissory Note	3,693	—
Capital lease obligations	454	440
	$11,741	$6,930
Debt, non-current:
Gold Purchase Agreement	$12,113	$17,958
Promissory Note	7,756	—
Capital lease obligations	553	929
	$20,422	$18,887
The following table summarizes the components of Interest expense, net (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Gold Purchase Agreement	$957	$1,208	$3,106	$3,747
Promissory Note	235	—	648	—
Revolver interest and stand-by fees	225	—	287	—
Capital lease obligations	11	—	42	—
Senior Notes	—	784	—	2,296
Other	25	16	139	86
Less: capitalized interest	(235)	—	(273)	—
	$1,218	$2,008	$3,949	$6,129

Revolver
On March 23, 2016, the Company, as borrower, entered into a $25.0 million secured revolving facility agreement (the "Revolver") with Investec Bank PLC ("Investec"), as lender and security agent. Borrowings under the Revolver bear interest per annum at LIBOR plus Margin plus Risk Premium, as such terms are defined in the Revolver. Margin is determined by the Company's Gearing Ratio (a measure of debt to EBITDA) and ranges from 2.75%-4.00% per annum and the Risk Premium is 0.35% per annum, until the Gold Purchase Agreement balance is less than $10.0 million, at which time the Risk Premium is no longer applicable (as such terms are defined in the Revolver). Revolver borrowings may be utilized by the Company for working capital requirements, general corporate purposes, and capital investments and expenditures. The Revolver's maturity date is March 23, 2018, unless otherwise extended by the Company and Investec, and is secured by all of the Company's assets on a pari passu basis with the Gold Purchase Agreement. During the three and nine months ended September 30, 2016, the Company did not draw any funds from the Revolver.
The Company incurred Revolver issuance costs of $0.9 million which, as of June 30, 2016, were classified as a non-current asset as no corresponding borrowing liability existed to net such capitalized costs against. Revolver issuance costs are amortized on a straight-line basis over the terms of the Revolver.
On October 27, 2016, the Revolver was amended and its borrowing capacity was increased by $10.0 million to $35.0 million (see Note 20 Subsequent Events).
Gold Purchase Agreement
The Company's February 2014 gold purchase agreement with a subsidiary of Franco-Nevada Corporation (the "Gold Purchase Agreement") requires physical gold deliveries to be made at the end of each month, each of which reduces the Gold Purchase Agreement balance and accrued interest. The repayment amortization schedule was established on the transaction date and incorporates then current forward gold prices (ranging from $1,290 to $1,388) and an effective interest rate of approximately 18.3%. Gold deliveries will cease on December 31, 2018 following the delivery of 38,250 gold ounces. The Gold Purchase Agreement is secured by all the Company's assets on a pari passu basis with the Revolver but is subordinated to the Secured Promissory Note with respect to the True North acquisition assets.
During the three and nine months ended September 30, 2016, the Company delivered 2,000 and 6,000 gold ounces, respectively, under the Gold Purchase Agreement. The Company is required to deliver 2,000 gold ounces per quarter (8,000 gold ounces per year) during fiscal years 2016, 2017, and 2018.
Capital lease obligations
The Company's capital lease obligations are for the purchase of mobile mine equipment, bear interest at approximately 3.95% per annum, and carry 36-month terms. The Company's capital lease obligations are secured by the underlying assets financed.
Secured Promissory Note
In conjunction with its January 22, 2016 acquisition of True North (see Note 3. Business combinations), the Company entered into a $12.0 million promissory note to the vendor with an annual interest rate of 4.0% (previously defined as the "Promissory Note"). The Promissory Note requires principal repayments of $4.0 million in each of the next three years on the anniversary of the closing date. Interest payments are due monthly. Klondex Canada may, at its option, repay the entire principal amount of the Promissory Note then outstanding at any time without penalty. The Promissory Note is secured against the acquisition assets and contains customary representations, covenants, and events of default, which the Company was in compliance with as of period-end.
Senior Notes
In conjunction with the Midas acquisition in 2014, the Company issued CDN$25.0 million of 11.0% senior secured notes due August 11, 2017 (the "Senior Notes"). During the third quarter of 2015, the entire outstanding principal balance of the Senior notes was repaid and a Loss on debt extinguishment of $2.1 million was recorded for a 4% prepayment penalty and the write off of unamortized issuance costs.
Debt covenants
The Company's debt agreements contain certain representations and warranties, restrictions, events of default, and covenants that are customary for agreements of these types. Additionally, the Revolver contains financial covenants which require the Company to maintain a Tangible Net Worth not less than $100.0 million, a Gearing Ratio (a measure of debt to EBITDA) not greater than 4.00:1, a Cash Balance not less than $10.0 million, and a Current Ratio not less than 1.10:1 (as such terms are defined in the Revolver). The Company was in compliance with all debt covenants as of June 30, 2016 and December 31, 2015.

8. Asset retirement obligations
The Company’s asset retirement obligations are related to its mining operations, projects, and exploration activities. The Company's asset retirement obligations are estimated based upon present value techniques using market participant assumptions of expected cash flows, estimates of inflation, and a credit adjusted risk-free discount rate.

	September 30, 2016	December 31, 2015
Balance, beginning of period	$12,387	$12,032
Changes in estimates	—	(516)
Accretion expense	754	871
Additions resulting from True North Acquisition	1,793	—
Effect of foreign currency	157	—
Balance, end of period	$15,091	$12,387
As of September 30, 2016, the Company's asset retirement obligations were secured by surety bonds totaling $32.7 million, which were partially collateralized by Restricted cash totaling $10.0 million.
The following table provides a listing of the Company's asset retirement obligations by property (in thousands):

	September, 2016	December 31, 2015
Midas	$10,286	$9,748
Fire Creek	2,763	2,639
True North	2,042	—
	$15,091	$12,387
9. Deferred share units liability
In May 2016, the Board of Directors adopted the Deferred Share Unit Plan (the "DSU Plan") to: (1) assist the Company in the recruitment and retention of qualified non-employee directors and (2) further align the interests of directors with shareholders. The DSU Plan is administered by the Compensation and Governance Committee of the Board of Directors of the Company. Under the DSU Plan, non-employee directors may receive a portion of their annual compensation in the form of Deferred Share Units ("DSUs"). The value of a DSU is determined as the weighted average closing price of the Company's common shares for the five days preceding such valuation date (the "DSU Value"). DSUs are fully vested at the time of grant and are retained until a director is separated or terminated from the Board of Directors of the Company, at which time the number of DSUs credited to such director's account multiplied by the DSU Value is to be paid out in cash. In the event the Company pays cash dividends additional DSUs are to be credited to each director's account in an amount equal to the cash value that would have been received by the directors had the DSUs been held as common shares of the Company divided by the DSU Value. DSUs have no voting rights.
The fair value of DSUs granted each year, together with the change in fair value of all outstanding DSUs, is recorded within General and administrative and totaled $1.0 million during the three months ended September 30, 2016.
The following table provides a summary of the Company's outstanding DSUs:

September 30, 2016
Outstanding at beginning of year	—
Granted	180,183
Redeemed	—
Outstanding at end of period	180,183
10. Derivatives
The following table provides a listing of the Company's derivative instruments (in thousands):

Description	Recorded Within	September 30, 2016	December 31, 2015
Gold Purchase Agreement embedded derivative	Derivative assets, current	$88	$1,466
Gold Purchase Agreement embedded derivative	Derivative assets, non-current	139	4,048
		$227	$5,514

Gold Offering Agreement	Derivative liabilities, current	$2,024	$1,176
Forward metal sales	Derivative liabilities, current	2,106	—
Currency swap	Derivative liabilities, current	809	—
Gold Offering Agreement	Derivative liabilities, non-current	861	1,599
		$5,800	$2,775
The following table lists the net amounts recorded for (Loss) gain on derivatives, net (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015
Gold Purchase Agreement embedded derivative	$114	$1,666	$(4,982)	$2,078
Gold Offering Agreement	(113)	(66)	(1,948)	229
Forward metal sales	(489)	—	(7,839)	—
Currency swap	(809)	—	(809)	—
	$(1,297)	$1,600	$(15,578)	$2,307
Gold Purchase Agreement embedded derivative
The Company's Gold Purchase Agreement (as defined and discussed in Note 7. Debt) contains an embedded compound derivative for the: 1) prepayment option, which is at the discretion of the Company, and 2) the forward sales component, which was established on the transaction date and incorporates the then current forward gold prices. In addition to recurring fair value adjustments, gains and losses on the Gold Purchase Agreement's embedded derivative relate to the difference in the forward gold price received by the Company and the spot price of gold on each delivery date. The following table summarizes information about past and future gold deliveries under the Gold Purchase Agreement:

	Outstanding Future Deliveries			Three months ended September 30,		Nine months ended September 30,
	2018	2017	2016	2016	2015	2016	2015
Gold ounces delivered	8,000	8,000	2,000	2,000	1,875	6,000	5,625
Average forward gold price	$1,369	$1,333	$1,315	$1,310	$1,296	$1,306	1,295
Average gold spot price on delivery date	n/a	n/a	n/a	$1,325	$1,116	$1,264	1,173
Gold Offering Agreement
In March 2011, the Company entered into a gold offering agreement, as amended in October 2011, (the "Gold Offering Agreement") which granted the counterparty the right to purchase, on a monthly basis, the refined gold produced from the Fire Creek mine for a five-year period which began in February 2013 and ends in February 2018. When/if the counterparty elects to purchase the refined gold, the purchase price is calculated as the average PM settlement price per gold ounce on the London Bullion Market Association for the 30 trading days immediately preceding the relevant purchase election date. A 1.0% discount was applicable through February 29, 2016 and no longer exists. In addition to recurring fair value adjustments, gains and losses on the Gold Offering Agreement relate to: 1) the difference in the gold price paid to the Company from the counterparty and the spot price of gold on the applicable delivery date and 2) losses incurred by the Company to net cash settle any obligations arising from the Gold Offering Agreement. The following table summarizes information about gold purchased under the Gold Offering Agreement:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015
Gold ounces purchased by counterparty	18,984	10,659	48,957	28,882
Average gold price paid to the Company	$1,314	$1,101	$1,214	$1,153
Average gold spot price on delivery date	$1,335	$1,148	$1,247	$1,192
Forward metal sales
In order to increase the certainty of expected future cash flows, from time to time the Company enters into fixed forward spot trades for a portion of its projected gold and silver sales. During the three and nine months ended September 30, 2016, the Company entered into forward trades which covered 6,300 and 103,390 gold ounces, respectively and nil and and 1,421,516 silver ounces, respectively. Average prices per gold ounce were $1,325 and $1,250 for the three and nine months ended September 30, 2016, respectively. Average prices per silver ounce were nil and $16.56 for the three and nine months ended September 30, 2016, respectively. These agreements are considered derivative financial instruments and during the three and nine months ended September 30, 2016, the Company recorded a $0.5 million and $7.8 million loss on the settlement of such instruments, which was determined by the difference in the fixed forward price received by the Company and the spot price on the applicable delivery date.
Currency swap
During the third quarter of 2016, because a portion of the total consideration for the Hollister Acquisition (discussed in Note 20. Subsequent Events) included an $80.0 million cash payment, the Company entered into forward currency exchange contracts (the "Exchange Contracts") to fix the exchange rate on approximately CDN$111.5 million of the offering proceeds. The Exchange Contracts are considered derivative financial instruments and during the three and nine months ended September 30, 2016, the Company recorded an $0.8 million loss on the change in fair value of the Exchange contracts.
11. Fair value measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities recorded at fair value in the Condensed Consolidated Financial Statements are classified using a fair value hierarchy that reflects the significance of the inputs used in making the fair value measurements. The fair value hierarchy has the following levels:
Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for the full term of the asset or liability; and
Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are not observable.

Financial assets and liabilities are classified in their entirety based upon the lowest level of input that is significant to the fair value measurement. There were no transfers between fair value hierarchy levels during the nine months ended September 30, 2016. The following table provides a listing (by level) of the Company's financial assets and liabilities which are measured at fair value on a recurring basis (in thousands):

		September 30, 2016			December 31, 2015
Assets:	Note	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Gold Purchase Agreement embedded derivative	10	$—	$227	$—	$—	$5,514	$—
		$—	$227	$—	$—	$5,514	$—

Liabilities:
Deferred share units liability	9	$—	$1,002	$—	$—	$—	$—
Forward metal sales	10	—	2,107	—	—	—	—
Currency swap	10		809		—	—	—
Gold Offering Agreement	10	—	—	2,885	—	—	2,775
		$—	$3,918	$2,885	$—	$—	$2,775
Gold Purchase Agreement embedded derivative - This asset was valued by a third-party consultant (and reviewed by the Company) using observable inputs, including period-end forward gold prices and historic forward gold prices from the Gold Purchase Agreement's February 2014 transaction date and, as such, is classified within Level 2 of the fair value hierarchy.
Deferred share unit liability - This liability was valued using the number of outstanding DSUs and quoted closing prices of the Company’s common shares, which are traded in active markets, and as such is classified within Level 2 of the fair value hierarchy. The fair value was calculated as the number of DSUs outstanding multiplied by the period end DSU Value.
Forward metal sales - Forward metal sales are valued using observable inputs, which are forward metal prices. Such instruments are classified within Level 2 of the fair value hierarchy.
Currency swap - This liability was valued by multiplying the notional Canadian dollars by the difference in the contract exchange rates and the period end exchange rate, which is a quoted rate in an active market, and as such is classified within Level 2 of the fair value hierarchy.
Gold Offering Agreement - This liability was valued by a third-party consultant (and reviewed by the Company) using a simulation-based pricing model and is classified within level 3 of the fair value hierarchy as it incorporates an estimate of the Company's future gold production from Fire Creek, which is not an observable input, as well as quoted prices from active markets and certain observable inputs, such as, forward gold prices and the volatility of such prices.
Items disclosed at fair value - Other than the above, the carrying values of financial assets and liabilities approximate their fair values, other than Debt, which is carried at amortized cost. As of September 30, 2016, the fair value of the Gold Purchase Agreement, including the embedded features, was approximately $22.7 million.
Level 3 information
The following table provides additional detail for the Company's Level 3 financial liability (in thousands):

Gold Offering Agreement liability:	September 30, 2016
Balance at beginning of the period	$2,775
Gain from change in fair value	110
Balance at end of the period	$2,885

(Loss) gain on derivative, net:
Settlement losses	$(1,838)
Gain from change in fair value	(110)
$(1,948)

12. Share capital
Common shares
The authorized share capital of the Company is comprised of an unlimited number of common shares with no par value. Common shares are typically issued in conjunction with corporate financing efforts, the exercise of warrants (discussed below), and pursuant to share-based compensation arrangements.
August 2016 subscription receipt offering
In connection with the Hollister Acquisition (discussed in Note 20. Subsequent events), on July 25, 2016, the Company entered into an agreement, as amended on July 26, 2016, (the "Offering") with a syndicate of underwriters (the “Underwriters”), who agreed to purchase for resale, on a "bought deal" private placement basis, 25,900,000 subscription receipts of the Company ("Subscription Receipts"), at a price of CDN$5.00 per Subscription Receipt for aggregate gross proceeds of CDN$129.5 million.
The Offering closed on August 18, 2016, and the gross proceeds from the sale of Subscription Receipts, less costs and expenses of the Underwriters, including an underwriters' fee of 5% of the gross proceeds, were placed into escrow. On September 29, 2016 the conditions precedent to the Hollister Acquisition (other than the payment of the purchase price) were satisfied and the proceeds which were previously placed into escrow were released to the Company. Each holder of a Subscription Receipt received, without the payment of additional consideration or further action on the part of the holder, one special warrant (a "Special Warrant") of the Company. Each Special Warrant entitled the holder thereof to receive upon exercise or deemed exercise, without the payment of additional consideration, one common share of the Company. The Special Warrants were exercised and converted into common shares during the fourth quarter 2016.
After deducting general offering costs and underwriting fees (CDN$6.4 million), the net proceeds to the Company totaled $95.7 million.
Share Purchase Warrants
The Company has previously issued share purchase warrants in conjunction with the Midas Acquisition in 2014 (as discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2016) and other past debt and equity financing transactions. The following table summarizes activity of the Company's warrant activity:

	September 30, 2016
Warrants	Number of Warrants	Weighted Average Exercise Price - CDN$
Outstanding, beginning of year	8,364,366	$2.07
Exercised	(2,211,166)	1.96
Outstanding, end of year	6,153,200	$2.11
Exercisable, end of year	6,153,200	$2.11
The following table provides a summary of the Company's outstanding warrants:

	September 30, 2016
Exercise price per share - CDN$	Number outstanding	Weighted average remaining life (years)	Weighted average exercise price - CDN$
$0.00 - $1.49	—	—	—
$1.50 - $1.99	1,153,200	0.37	1.95
$2.00 - $2.49	5,000,000	12.37	2.15
$2.50 - $3.00	—	—	—
$6.00	—	—	—
	6,153,200	10.12	$2.11
13. Share-based compensation
The Company has a Share Option and Restricted Share Unit Plan ("New Share Plan") (as defined in the the Company's audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016) to compensate eligible participants, which can include directors, officers, employees, and service providers to the Company. The New Share Plan is administered by the Board of Directors of the Company and subject to conditions and restrictions over award terms, grant limits, and grant prices. The New Share Plan was approved at the June 15, 2016 annual and special meeting of shareholders. Subject to certain adjustments, the maximum number of common shares available for grant under the New Share Plan is equal to 8.9% of the common shares then outstanding less the aggregate number of common shares reserved for issuance under all current and legacy share-based compensation plans. Additionally, the maximum number of common shares available for issuance pursuant to grants under the restricted share unit plan is subject to a sub-cap and cannot exceed 4.0% of the total number of common shares outstanding at the time of grant of the applicable award.
The New Share Plan replaced the Company's Share Incentive Plan (the "Legacy SIP") (as defined in the the Company's audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016). The Legacy SIP permitted the granting of share options and common share awards. Awards outstanding under the Legacy SIP will continue to vest in accordance with their grant terms and reduce the number of shares available for issuance under the New Share Plan (discussed above).
Share-based compensation costs
The following table summarizes the Company's share-based compensation cost by award type (in thousands):

	Three months ended September 30,		Nine months ended September 30,
Share-based compensation cost by award	2016	2015	2016	2015
Share options	$342	$924	$1,142	$1,910
Restricted share units - time vesting criteria	325	124	563	124
Restricted share units - performance vesting criteria	51	—	51	—
Common share awards	13	58	13	272
	$731	$1,106	$1,769	$2,306
The following table summarizes activity of the Company's share-based compensation by award:

	Nine months ended September 30, 2016
	Restricted share units - time-based vesting(1)	Restricted share units - performance-based vesting	Common share awards	Share options
Outstanding, beginning of year	569,469	—	316,838	10,193,318
Granted(4)	618,804	212,243	—	730,000
Forfeited	(125,484)	—	(62,499)	(625,557)
Vested and issued(2)	(111,689)	—	(197,674)	—
Exercised(3)	—	—	—	(4,922,237)
Expired(3)	—	—	—	(27,287)
Outstanding, end of period	951,100	212,243	56,665	5,348,237
(1) Includes awards with comparable terms and characteristics of RSUs, even if such awards are not called "RSUs" under the plan they were granted.
(2) Not applicable to Share options.
(3) Only applicable to Share options.
(4) Refer to the Company's audited Consolidated Financial Statements for the years ended December 31, 2016 and 2015 included in the Annual Report on Form 10-K for the year ended December 31, 2016 for details surrounding the weighted average grant- date fair value of awards granted in 2016.

14. Income taxes
Major components of our income tax (expense) / benefit for the three and nine months ended September 30, 2016 and 2015 are as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Current:
Canada	$—	$—	$—	$—
United States	(1,263)	(878)	(2,629)	(2,367)
Total current income tax (expense) / benefit	(1,263)	(878)	(2,629)	(2,367)
Deferred:
Canada	—	—	—	—
United States	(878)	(239)	(1,625)	(397)
Total deferred income tax (expense) / benefit	(878)	(239)	(1,625)	(397)
Total income tax (expense) / benefit	$(2,141)	$(1,117)	$(4,254)	$(2,764)
15. Net (loss) income per share
Basic net income (loss) per share is calculated by dividing net income by the weighted average number of shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution that would occur if outstanding share-based instruments were executed. The following table provides computations of the Company's basic and diluted net income (loss) per share (in thousands, except per share amounts):

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net (loss) income	$7,269	$8,432	$(3,878)	$25,928
Weighted average common shares:
Basic	144,672,654	134,998,420	142,373,930	130,318,437
Effect of:
Share options	3,994,831	3,513,271	—	3,766,227
Warrants	4,728,274	2,475,981	—	2,957,572
Common share awards	410,906	—	—	—
Restricted share units	429,770	—	—	—
Special warrants	563,043	—	—	—
Diluted	154,799,478	140,987,672	142,373,930	137,042,236
Net (loss) income per share
Basic	$0.05	$0.06	$(0.03)	$0.20
Diluted	$0.05	$0.06	$(0.03)	$0.19
For the three and nine months ended September 30, 2016, the impact of dilutive common share-based instruments was determined using the Company's average share price, which was CDN$6.54 and CDN$4.76, respectively. For the three and nine months ended September 30, 2015, the impact of dilutive common share-based instruments was determined using the Company's average share price, which was $CDN3.27 and CDN$2.98, respectively.
Diluted net income per share excludes common share-based instruments in periods where inclusion would be anti-dilutive. During the nine months ended September 30, 2016, the Company's basic weighted average common shares and diluted weighted average common shares were the same because the effects of potential execution was anti-dilutive due to the Company's net loss. Had the Company generated net income, during the nine months ended September 30, 2016, the effects from executing 3,181,792 share options, 4,332,177 warrants, 479,358 common share awards, 144,302 restricted share units, and 189,051 special warrants would have been included in the diluted weighted average common shares calculation.
16. Segment information
The Company's reportable segments are comprised of operating units which have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, each of which is reviewed by the Company’s Chief Executive Officer to make decisions about resources to be allocated to the segments and to assess their performance. The table below summarizes segment information:

Three months ended September 30, 2016	Fire Creek	Midas	True North	Hollister & Aurora	Corporate and other	Total
Revenues	$36,462	$17,843	$1,336	$—	$—	$55,641
Cost of sales
Production costs	13,716	13,446	612	—	—	27,774
Depreciation and depletion	3,187	3,483	215	—	—	6,885
Write-down of production inventories	—	—	—	—	—	—
	19,559	914	509	—	—	20,982
Other operating expenses
General and administrative	280	288	—	—	4,269	4,837
Exploration	1,450	1,971	—	—	—	3,421
Development and projects costs	—	—	—	—	—	—
Asset retirement and accretion	42	183	31	—	—	256
Business acquisition costs	—	—	205	613	—	818
Provision for legal settlement	—	—	—	—	—	—
Loss on equipment disposal	—	—	—	—	105	105
Income (loss) from operations	$17,787	$(1,528)	$273	$(613)	$(4,374)	$11,545
Capital expenditures	$7,557	$6,041	$3,677	$—	$—	$17,275
Total assets	$48,560	$94,805	$50,652	$—	$137,295	$331,312

Three months ended September 30, 2015	Fire Creek	Midas	True North	Hollister & Aurora	Corporate and other	Total
Revenues	$25,282	$12,857	$—	$—	$—	$38,139
Cost of sales
Production costs	10,134	10,931	—	—	—	21,065
Depreciation and depletion	1,983	3,797	—	—	—	5,780
Write-down of production inventories	—	—	—	—	—	—
	13,165	(1,871)	—	—	—	11,294
Other operating expenses
General and administrative	273	274	—	—	2,993	3,540
Exploration	395	1,132	—	—	—	1,527
Development and projects costs	—	—	—	—	—	—
Asset retirement and accretion	14	206	—	—	—	220
Business acquisition costs	—	—	—	—	—	—
Provision for legal settlement	—	—	—	—	—	—
Loss on equipment disposal	—	—	—	—	—	—
Income (loss) from operations	$12,483	$(3,483)	$—	$—	$(2,993)	$6,007
Capital expenditures	$4,874	$5,176	$—	$—	$9	$10,059
Total assets	$31,289	$128,009	$—	$—	$27,321	$186,619

Nine months ended September 30, 2016	Fire Creek	Midas	True North	Hollister & Aurora	Corporate and other	Total
Revenues	$92,726	$48,013	$1,336	$—	$—	$142,075
Cost of sales
Production costs	33,285	36,784	612	—	—	70,681
Depreciation and depletion	8,115	10,784	215	—	—	19,114
Write-down of production inventories	—	—	—	—	—	—
	51,326	445	509	—	—	52,280
Other operating expenses
General and administrative	618	626	—	—	10,191	11,435
Exploration	5,838	2,425	—	—	—	8,263
Development and projects costs	—	—	5,530	—	—	5,530
Asset retirement and accretion	125	538	92	—	—	755
Business acquisition costs	—	—	1,147	723	—	1,870
Provision for legal settlement	2,249	—	—	—	1	2,250
Loss on equipment disposal	—	—	—	—	109	109
Income (loss) from operations	$42,496	$(3,144)	$(6,260)	$(723)	$(10,301)	$22,068
Capital expenditures	$18,496	$18,356	$5,758	$—	$360	$42,970
Total assets	$48,560	$94,805	$50,652	$—	$137,295	$331,312

Nine months ended September 30, 2015	Fire Creek	Midas	True North	Hollister & Aurora	Corporate and other	Total
Revenues	$70,168	$47,148	$—	$—	$—	$117,316
Cost of sales
Production costs	28,316	35,065	—	—	—	63,381
Depreciation and depletion	5,525	11,341	—	—	—	16,866
Write-down of production inventories	—	—	—	—	—	—
	36,327	742	—	—	—	37,069
Other operating expenses
General and administrative	395	395	—	—	8,527	9,317
Exploration	395	4,289	—	—	—	4,684
Development and projects costs	—	—	—	—	—	—
Asset retirement and accretion	42	606	—	—	—	648
Business acquisition costs	—	—	—	—	—	—
Provision for legal settlement	—	—	—	—	—	—
Loss on equipment disposal	—	352	—	—	—	352
Income (loss) from operations	$35,495	$(4,900)	$—	$—	$(8,527)	$22,068
Capital expenditures	$13,377	$15,084	$—	$—	$868	$29,329
Total assets	$31,289	$128,009	$—	$—	$27,321	$186,619
17. Supplemental cash flow information
The following table provides a summary of significant supplemental cash flow information:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Cash paid for federal and state income taxes	$—	$1,500	$1,915	$8,177
Mineral properties, plant and equipment acquired through Promissory Note	—	—	12,000	—

18. Related party transactions
During the third quarter of 2016, the Company purchased a truck and skid steer from its CEO for $86.7 thousand for use at its Nevada operations. As of September 30, 2016 and December 31, 2015, no amounts were due to the Company from related parties.
19. Commitments and contingencies
Other than as disclosed below, during the three and nine months ended September 30, 2016, no material changes have occurred with respect to the matters disclosed in Note 24. Contingencies to the Company’s audited consolidated financial statements for the year ended December 31, 2015.
Provision for legal settlement
In 2012, three former directors and/or employees of the Company resigned or were terminated for cause and because the Company believed that each individual breached certain duties, no amounts for severance benefits and/or the receipt of previously granted share-based compensation awards were initially accrued, including as of the beginning of the year. The individuals filed claims against the Company for such compensation benefits and other claims and as of the date of these unaudited Condensed Consolidated Interim Financial Statements, two of the three individuals had entered into agreements with the Company to dismiss such claims without the ability to refile a claim in the future.
Based upon settlement discussions, as of the date of these unaudited Condensed Consolidated Interim Financial Statements, the Company currently believes the litigation with the third individual may be settled out of court for approximately $2.3 million using cash, share-based instruments, or a combination of the two. During the second quarter of 2016, the Company recorded a Provision for legal settlement for this amount in its unaudited Condensed Consolidated Interim Financial Statements.
20. Subsequent events
Hollister and Aurora Acquisitions
On October 3, 2016, the Company completed its previously announced acquisition of all of the membership interests of Carlin Resources, LLC, the entity that owns, among other assets, the Hollister mine and the Aurora mine and ore milling complex (formerly known as the Esmeralda mine and ore milling complex) located in Nevada (the "Hollister Acquisition"). The Hollister Acquisition was carried out pursuant to the terms of a membership interest purchase agreement dated July 25, 2016 among Klondex, Klondex Holdings (USA) Inc., an indirect wholly-owned subsidiary of the Company, Waterton Nevada Splitter, LLC ("Waterton Splitter") and Waterton Precious Metals Fund II Cayman, LP, as assigned by Klondex USA to Klondex Schuma Holdings LLC ("Klondex Schuma"), an indirect wholly-owned subsidiary of the Company.
The Hollister Acquisition was completed in consideration for: (i) the payment by Klondex Schuma to Waterton Splitter of $80.0 million in cash; (ii) the issuance by the Company to Waterton Splitter of 5,000,000 warrants (the "Consideration Warrants") to purchase Common Shares, which Consideration Warrants have a 15 ½ year term, are exercisable commencing on April 3, 2017, have an exercise price equal to CDN$6.00 and include a forced conversion provision that requires the holder to convert the Consideration Warrants if the Common Shares trade at or above a 100% premium to the exercise price of the Consideration Warrants for 60 consecutive trading days on the market on which the Common Shares primarily trade; and (iii) the issuance by the Company to Waterton Splitter of 2,600,000 Common Shares.
The Hollister Acquisition was financed with the net proceeds from the Offering (see Note 12. Share Capital).
Secured Revolving Credit Facility
On October 27, 2016, the Revolver was amended and its borrowing capacity was increased by $10.0 million to $35.0 million. Material terms of the Revolver remained unchanged, including with respect to, its maturity date, utilization purposes, and covenants (see Note 7. Debt for additional information).